Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of June 7, 2005 (the “Effective Date”) by and between Shopping.com (California), Inc., a Delaware corporation (the “Company”) and a wholly-owned subsidiary of Shopping.com Ltd., an Israeli corporation (“Parent”), and Daniel T. Ciporin (“Chairman”).

WHEREAS, Chairman recently resigned as Chief Executive Officer of the Company and Parent (the “CEO”); and

WHEREAS, the Company and Chairman wish to continue Chairman’s employment with the Company without interruption in his capacity as both Chairman of the Board of Directors of Parent (the “Board”) and as an employee of the Company pursuant to the terms of this Agreement.

WHEREAS, the Company and Chairman hereby acknowledge Chairman’s resignation as CEO.

NOW, THEREFORE, Company and Chairman hereto agree as follows:

1. Employment as Chairman and Employee. Chairman hereby agrees that he has resigned as CEO. The Company wishes to continue to employ Chairman in his capacity as both Chairman of the Board and as an employee, and Chairman agrees to continue in such capacities. Chairman shall continue as an employee of the Company for the duration set forth herein or until such earlier time as may be provided for herein.

(a) The Company and Chairman agree that Chairman’s resignation as CEO and/or the Company’s and or Parent’s hiring of a CEO shall not constitute a “Constructive Termination” as such term is defined in any prior employment agreement between the Company and/or Parent and Chairman, including, without limitation, that certain Amended and Restated Employment Agreement dated as of December 31, 2000 (the “Prior Agreement”).

(b) The Company and Chairman agree that he is entitled only to the benefits and payments (if any) as may be set forth herein in the event of his termination of employment for any reason and this Agreement supersedes in its entirety the Prior Agreement.

2. Employment Term, Salary, and Continued Vesting.

(a) For the twelve-month period immediately following the day of Chairman’s resignation as CEO (the “Resignation Date”), if Chairman serves as Chairman of the Board when elected by Parent shareholders or as an employee, he will receive a salary of $275,000 per year and be an employee of the Company (the ”Chairman Period A”).

(b) From the last day of Chairman Period A until December 31, 2006, if Chairman serves as Chairman of the Board when elected by Parent shareholders or as an employee, Chairman will receive a salary of $75,000 per year and will be an employee of the Company (the “Chairman Period B”). Chairman will receive no salary compensation for serving as Chairman after December 31, 2006.

(c) Per the terms of the Prior Agreement, Chairman will be eligible to receive a bonus for each fiscal year ending during the period that he served as CEO, which shall be determined in good faith by the Board based upon milestones established by the Compensation Committee of the Board. The target bonus for fiscal year 2005 shall be 73% of Chairman’s annual base salary paid to him in connection with his performance of services as CEO, and such bonus shall be prorated for 2005 for any partial years of employment as CEO. Upon the Resignation Date, Chairman will not be eligible to participate in the Company’s bonus plans during either Chairman Period A or Chairman Period B; provided however, that nothing in this Section 2 will affect Chairman’s eligibility to receive a bonus earned during his service as CEO prior to the Resignation Date.

(d) Upon the Resignation Date, Chairman will be entitled to monthly reimbursement of COBRA premium payments by the Company (provided Chairman timely elects COBRA continuation coverage) until the earlier of (i) the date Chairman becomes covered under another employer’s group health plan or (ii) 18 months from the later of (A) the Resignation Date or (B) the date Chairman ceases to be eligible for group health plan coverage in accordance with Section 2(e) hereof.

(e) As long as Chairman is an employee of the Company, he shall be eligible to participate in each employee benefit plan of the Company to the extent permitted by the terms of such plan. The Company shall reimburse Chairman for all reasonable travel and other business expenses incurred by him in carrying out his duties under this Agreement. While serving as an employee of the Company, the Company will pay Chairman not more than $2,000 annually for the cost of maintaining office and communications equipment in his home for use on Company business. In addition, while serving as an employee of the Company, Chairman may continue to use the Company-owned notebook computer and peripheral equipment currently in his possession, and, upon his termination of employment for any reason, Chairman shall (i) promptly return such notebook computer and peripheral equipment to the Company or (ii) purchase such notebook computer and peripheral equipment at its then fair market value (as determined by the Company), purged of any Company proprietary information.

(f) Pursuant to Parent’s 2004 Stock Incentive Plan (the “2004 Plan”), and contingent on approval by Parent’s shareholders at the Annual General Meeting in 2005 (“Shareholder Approval”), Parent shall grant to Chairman (i) an option to purchase 80,000 shares of Parent’s Ordinary Shares (the “Option Grant”), at a per share exercise price equivalent to the closing price on the Nasdaq National Market of Parent’s ordinary shares on the date of the grant of the Option Grant by the Board, and (ii) 35,000 shares of restricted ordinary shares of Parent (the “Restricted Share Grant”) (collectively, the Option Grant and the Restricted Share Grant, the “2005 Equity Awards”). Assuming Shareholder Approval, the Option Grant will begin vesting as of January 1, 2005 and will vest in equal amounts over the twenty-four (24) months following January 1, 2005. Assuming Shareholder Approval, the Restricted Share Grant will begin vesting as of July 1, 2005, with the first 17,500 restricted ordinary shares vesting on or about January 31, 2006 in connection with the achievement of performance objectives as set forth in Parent’s Performance Incentive Plan for Parent’s fiscal year 2005, and the remaining 17,500 restricted ordinary shares vesting on or about January 31, 2007 in connection with the achievement of performance objectives as set forth in Parent’s Performance Incentive Plan for Parent’s fiscal year 2006. The 2005 Equity Awards shall continue to vest in accordance with their terms (including, without limitation, the requirement that Chairman continue in service to the Company and/or Parent as required by the terms of the 2004 Plan and the agreements pursuant to which the 2005 Equity Awards were granted). Options to purchase ordinary shares previously granted to Chairman in his capacity as CEO on March 7, 2002, March 15, 2003 and November 5, 2003 respectively (the “Prior Awards”) pursuant to Parent’s 2003 Omnibus Stock Option and Restricted Stock Incentive Plan (the “2003 Plan”) will continue to vest in accordance with their terms (including, without limitation, the requirement that Chairman continue in service to the Company and/or Parent as required by the terms of the 2003 Plan and the agreements pursuant to which the Prior Awards were granted). The parties further acknowledge that Chairman holds two grants of fully vested options that were granted on November 30, 1999 and one fully vested grant on January 8, 1999, which are governed by the terms of the 2003 Plan, which superseded and replaced a prior equity incentive plan pursuant to which such options were granted (the “1999 Equity Awards”). Except as otherwise provided for herein, the 2005 Equity Awards, the Prior Awards and the 1999 Equity Awards shall continue to be governed by their terms and conditions (including, without limitation, the equity plan pursuant to which each such award was granted).

3. Employment at-will. Notwithstanding anything to the contrary in this Agreement, Chairman’s employment is employment “at will”. This means that either Chairman or the Company may terminate the employment relationship at any time for any or no reason, with or without cause. Chairman agrees that his employment with the Company is not intended to be and should not be construed to be a contract of employment for any specified duration.

4. Termination of Employment.

(a) Termination by the Company with Cause. The Company shall have the right at any time to terminate Chairman’s employment hereunder upon the occurrence of any of the following events (any such termination being referred to as a termination for “Cause”): (i) willful and substantial failure or neglect by Chairman, after notice thereof, to follow the lawful directions of the Board; (ii) intentional disloyalty, gross negligence, willful misconduct, dishonesty or breach of fiduciary duty by Chairman to the Company; (iii) the commission of an act of embezzlement or fraud or any other unauthorized use of corporate funds; (iv) the deliberate disregard of the written rules or policies of the Company by Chairman which (A) results in direct or indirect loss, damage or injury to the Company which is material to the Company and (B) persists after the Company provided Chairman with written notice of the alleged disregard and a reasonable opportunity to cure such disregard if such disregard of written rules or policies is curable; (v) the unauthorized disclosure of any trade secret or confidential information of the Company by Chairman resulting in director or indirect loss, damage or injury to the Company; or (vi) the commission of an act by Chairman which (A) constitutes unfair competition with the Company or which induces any customer or supplier to breach a contract and (B) results in direct or indirect loss, damage or injury to the Company. The Company recognizes that Chairman will reside in Connecticut following the Effective Date, and Chairman’s failure to reside in proximity to the Company’s principal offices shall in no event constitute Cause.

(b) Termination by the Company for Death or Disability. The Company shall have the right at any time to terminate Chairman’s employment hereunder if Chairman is substantially unable to perform the essential functions of his position with or without reasonable accommodation by reason of any mental, physical or other disability that is reasonably expected to last for a period of at least six consecutive months or (if applicable) until such earlier time as Chairman becomes eligible to receive payments under the Company’s long-term disability policy (“Disability”). Chairman’s employment hereunder shall terminate automatically upon Chairman’s death.

(c) Termination by the Company without Cause. The Company shall have the right at any time to terminate Chairman’s employment hereunder for any other reason without Cause upon 30-days prior written notice to Chairman. For the avoidance of doubt, failure by Chairman to be reelected to the Board by Parent shareholders after being nominated by Parent shall not constitute a termination of employment, and the Company may continue to employ Chairman through Chairman Period B.

(d) Voluntary Termination by Chairman. Chairman shall be entitled to terminate his employment hereunder at any time upon 30-days prior written notice to the Company.

(e) Termination by Chairman for Good Reason. Chairman shall be entitled to terminate his employment at any time hereunder for Good Reason. For purposes of this Agreement, the term “Good Reason” means Parent’s failure to nominate Chairman for reelection to the Board during the term of Chairman’s employment as set forth in Sections 2(a) and 2(b); provided, however, that in the event of a termination for Good Reason, Chairman must first notify the Company in writing and provide Company 15-days to cure. For avoidance of doubt, during Chairman Period A or Chairman Period B, Chairman may not claim a termination for Good Reason as Chairman in the event that the shareholders of Parent fail to reelect Chairman to the Board.

(f) Notice of Termination. Any termination of Chairman’s employment hereunder (other than upon the death of Chairman) shall be communicated by Notice of Termination to the other party hereto given in accordance with this Section 4(f). For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) if the termination is by the Company for Cause or by Chairman for Good Reason, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Chairman’s employment under the provision so indicated, and (iii) sets forth the date on which such termination shall be effective, which date shall be the date on which such notice is received unless such notice specifies a later date, which date, with respect to a termination pursuant to Sections 4(a), (b) or (e) shall not be more than fifteen (15) days after the giving of such notice (the “Date of

Termination”). The failure by any party to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of such party hereunder or preclude such party from asserting such fact or circumstance in any subsequent notice.

5. Effect of Termination of Employment.

(a) Termination by the Company with Cause or Voluntary Termination by Chairman. If Chairman’s employment is terminated for Cause or if Chairman resigns without Good Reason, Chairman’s salary and other benefits specified herein (including, without limitation, the salary and monthly COBRA premium reimbursements provided for in Section 2 hereof) shall cease on the Date of Termination, and Chairman shall not be entitled to any compensation specified herein that was not required to be paid prior to the Date of Termination.

(b) Termination by the Company Due to Death or Disability. If Chairman’s employment is terminated by death or Disability, the cash compensation provided for in Section 2 shall be paid to Chairman or, in the event of Chairman’s death, Chairman’s estate, as follows: Chairman’s then current base salary shall continue to be paid as if Chairman’s employment was terminated without Cause on the last day of the month during which such termination occurred. Notwithstanding the foregoing, if Chairman’s employment is terminated as a result of Disability, Chairman’s monthly COBRA reimbursements from the Company shall continue to be available to Chairman until the first to occur of (i) three (3) months following the Date of Termination, or (ii) such time as Chairman breaches the provisions of Sections 6 or 7 of this Agreement; provided, however that in no event shall such premium reimbursements extend beyond the period of time provided for in Section 2(d) hereof.

(c) Termination by the Company without Cause or Termination by Chairman for Good Reason. Subject to and contingent upon Chairman’s execution of a release of claims in favor of the Company and Parent in substantially the form of the document attached hereto as Exhibit A, in the event Chairman’s employment is terminated by the Company without Cause or if Chairman terminates employment for Good Reason, then (i) the Company shall continue to pay Chairman’s then unpaid salary pursuant to Sections 2(a) and 2(b) until December 31, 2006, (ii) the Company shall continue to reimburse Chairman’s health insurance premiums under COBRA pursuant to and until the date set forth in Section 2(d) and (iii) the 2005 Equity Awards shall vest in accordance with the terms as set forth in the applicable agreement evidencing each such award (the “2005 Equity Award Agreements”), the agreements of which are attached hereto as Exhibit B and (iv) the vesting of the number of options to purchase Parent ordinary shares which would have vested from the date of Chairman’s termination of employment through December 31, 2006 subject to Prior Awards shall accelerate and be fully vested and exercisable.

(d) Stock Option Exercise Period. Chairman shall be afforded a period of not less than one year in which to exercise the vested options included in the 1999 Equity Awards, the Prior Awards or the 2005 Equity Awards following the termination of his employment for any reason other than a termination by the Company for Cause, except that he shall be afforded a period of two years in which to exercise such vested options following the termination of his employment under Section 5(b) hereof; provided, however, that no such exercise period shall extend beyond the original term of the such vested options For purposes of this Section 5(d), the term “Cause” with respect to the (i) 2005 Equity Awards shall have the meaning set forth in the 2005 Equity Award Agreements, and (ii) 1999 Equity Awards and the Prior Awards shall have the meaning as set forth in Section 4(a) hereof.

6. Agreement Not to Compete.

(a) Chairman agrees that during the Non-Competition Period (as defined below), he will not, directly or indirectly, alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder of any company or business, engage (for anyone other than the Company) in any Competitive Enterprise. For the purpose hereof, “Competitive Enterprise” is defined as specialized price-finding sites or services that are defined as competitive by leading industry analysts. The ownership by Chairman of not more than one percent (1%) of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or on the Nasdaq Stock Market or his ownership of a limited partnership interest in any venture capital or private equity fund shall not be deemed, in and of itself, to violate the prohibitions of this Section 6. The “Non-Competition Period” is (i) the longer of Chairman’s employment hereunder or the time period for which he serves as a director of the Company plus (ii) a period of (x), in the event Chairman’s employment is terminated pursuant to Sections 4(c) or 4(e) hereof, six months thereafter, or (y) in all other instances, one year thereafter.

(b) Chairman agrees during the Non-Competition Period not to take any action having the purpose or effect of interfering with or otherwise damaging in any material respect the Company’s business relationship with any of its principal customers or licensees.

(c) Chairman agrees that during the period of one (1) year following termination (for any reason) of his employment, he shall not, other than in connection with employment for the Company, directly or indirectly and in any manner, seek to induce any management employee or any other person entitled to receive a base salary of at least $40,000, who (in either case) is employed by the Company at any time during such one-year period, to leave his or her employment with the Company.

(d) If a court determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable law, including with respect to time or space, the court is hereby requested and authorized by the parties hereto to revise the foregoing restrictions to include the maximum restrictions allowed under applicable law.

(e) For purposes of this Section 6 and Section 7 hereof, the “Company” refers to the Company, the Parent and any of their respective subsidiaries or subdivisions.

7. Secret Processes and Confidential Information.

(a) Chairman agrees, whether during or after his employment pursuant to this Agreement or thereafter, not to reveal to any person or entity any of the trade secrets or confidential information concerning the organization, business or finances of the Company or of any third party which the Company is under an obligation to keep confidential (including but not limited to trade secrets or confidential information respecting inventions, products, designs, methods, know-how, techniques, systems, processes, software programs, works of authorship, customer lists, projects, plans or proposals), except as may be required in the ordinary course of performing Chairman’s duties as an employee of the Company or as may be required by law (as determined in coordination with the Company’s lawyers) or by court order, and Chairman shall keep secret all matters entrusted to such Chairman and shall not use or attempt to use any such information in any manner which may injure or cause loss or may be calculated to injure or cause loss whether directly or indirectly to the Company. The restrictions on Chairman’s use or disclosure of confidential information shall remain in force until such information becomes generally available to the public through no fault of Chairman.

(b) Further, Chairman agrees that he shall not make, use or permit to be used any notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs otherwise than or the benefit of the Company. Chairman further agrees that he shall not use or permit to be used any such notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials, it being agreed that all of the foregoing shall be and remain the sole and exclusive property of the Company and that immediately upon the termination of this Agreement, Chairman shall deliver all of the foregoing, and all copies thereof, to the Company, at its main office.

(c) If at any time or times during his employment with the Company, Chairman (either alone or with others) makes, conceives, discovers or reduces to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (herein called “Developments”) that (a) relate to the business of the Company or any customer of or supplier to the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith, (b) results from tasks assigned Chairman by the Company or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company when used for Company purposes and not for incidental personal purposes, such Developments and the benefits thereof shall immediately become the sole and absolute property of the Company and its assigns, and Chairman shall promptly disclose to the Company (or any persons designated by it) each such Development and hereby assigns any rights Chairman may have or acquire in the Developments and benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary plans and models) to the Company.

Upon disclosure of each Development to the Company, Chairman will, during his employment with the Company and at any time thereafter, at the request and cost of the Company, sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require:

(i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

In the event the Company is unable, after reasonable effort, to secure Chairman’s signature on any letters patent, copyright or other analogous protection relating to a Development, whether because of Chairman’s physical or mental incapacity or for any other reason whatsoever, Chairman hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as its agent and attorney-in-fact, to act for and in Chairman’s behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by Chairman.

(d) Upon the request of, and, in any event, upon termination of Chairman’s employment with the Company, Chairman shall promptly deliver to the Company all documents, data, records, notes, drawings, manuals and all other tangible information in whatever form which pertains to the Company, and Chairman will not retain any such information or any reproduction or excerpt thereof, other than copies of Chairman’s personal notes so long as such notes are not useful to or used by a competitor of the Company.

8. Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) upon confirmation of receipt when such notice or other communication is sent by facsimile or telex, or (c) one day after delivery to an overnight delivery courier. The addresses for such notices shall be as follows:

(a) For notices and communications to the Company:

Shopping.com (California), Inc.

8000 Marina Boulevard

5th Floor

Brisbane, CA 94005

Attention: General Counsel

(b) For notices and communications to Chairman:

Daniel T. Ciporin

[address]

Any party hereto may, by notice to the other, change its address for receipt of notices hereunder.

9. General.

(a) Governing Law. This Agreement shall be construed under and governed by the laws of the State of Connecticut, without reference to its conflicts of law principles.

(b) Withholding. All payments and benefits made pursuant to this Agreement shall be subject to withholding of applicable taxes.

(c) Amendment; Waiver. This Agreement may be amended, modified, superseded, cancelled, renewed or and the terms hereof may be waived, only by a written instrument executed by all of the parties hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

(d) Successors and Assigns. This Agreement shall be binding upon Chairman, without regard to the duration of his employment by the Company or reasons for the cessation of such employment, and inure to the benefit of his administrators, executors, heirs and assigns, although the obligations of Chairman are personal and may be performed only by him. This Agreement shall also be binding upon and inure to the benefit of the Company and its subsidiaries, successors and assigns, including any corporation with which or into which the Company or its successors may be merged or which may succeed to their assets or business.

(e) Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

(f) Attorneys’ Fees. In the event that any action is brought to enforce any of the provisions of this Agreement, or to obtain money damages for the breach thereof, and such action results in the award of a judgment for money damages or in the granting of any injunction in favor of one of the parties to this Agreement, all expenses, including reasonable attorneys’ fees, shall be paid by the non-prevailing party.

(g) Equitable Relief. Chairman expressly agrees that breach of any provision of Sections 6 or 7 of this Agreement would result in irreparable injuries to the Company and to Parent, that the remedy at law for any such breach will be inadequate and that upon breach of such provisions, the Company and/or Parent, in addition to all other available remedies, shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction without the necessity of proving the actual damage to the Company and/or to Parent. Except as provided in the preceding sentence, any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in the city of New York, state of New York or at such other location as mutually agreed to by the parties, in accordance with the rules then obtaining of the American Arbitration Association. Judgment upon any arbitration award rendered may be entered in any court of competent jurisdiction.

(h) Entire Agreement. This Agreement, including the exhibits and schedules hereto, constitutes the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, discussions, writings and agreements between them, including without limitation the Prior Agreement.

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the Effective Date.

Shopping.com Ltd.		Chairman

By:	/s/ Michael Eisenberg	By:	/s/ Daniel T. Ciporin
	Michael Eisenberg		Daniel T. Ciporin
Chair, Compensation Committee of the Board of Directors